CERTIFICATE OF DESIGNATION

OF THE PREFERENCES, RIGHTS, AND LIMITATIONS

OF THE

SERIES A PREFERRED STOCK

OF

KAIVAL BRANDS INNOVATIONS GROUP, INC.

The undersigned, the Chief Executive Officer of Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) by the Amended and Restated Certificate of Incorporation of the Company, as subsequently amended (the “Certificate of Incorporation”), the following resolution designating a new series of preferred stock, was duly adopted on August 19, 2020, as follows:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of the Company by provisions of its Certificate of Incorporation, the Board hereby fixes the designations, powers, preferences, and relative and other special rights of that certain series of the Company’s preferred stock, par value $0.001 per share, named “Series A Preferred Stock” and all of the qualifications, limitations, and restrictions, each as set forth hereinbelow:

Section 1. Designation; Ranking. A series of preferred stock is hereby designated as the Company’s Series A Preferred Stock (the “Series A Preferred Stock”). All series of preferred stock, whether now or hereafter designated, may by their respective terms have a preference over the Series A Preferred Stock in respect of distribution upon liquidation, dividends, or any other right or matter.

Section 2. Number. The number of shares so designated shall be up to three million (3,000,000) shares, par value $0.001 per share, and such amount may not be increased except by the favorable vote or the written consent of the holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock or by a resolution of the Board. Such number of shares may be decreased by the written consent of the holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock or by a resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options, or warrants or upon conversion of outstanding securities issued by the Company.

Section 3. Dividends. The holders of the Series A Preferred Stock do not have any preferential dividend rights and shall be entitled to receive dividends, if any, only if, when, and as declared by the Board in its sole and absolute discretion.

Section 4. Voting Rights. The holders of the Series A Preferred Stock shall have no voting rights.

Section 5. Conversion. The Holders of the Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

a)      Right to Convert. At any time on or after November 1, 2023, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof. Notwithstanding the foregoing, the holders of Series A Preferred Stock shall be entitled to convert their shares of Series A Preferred Stock prior to November 1, 2023 if any of the following events occur: (i) a Change of Control (as defined below) or (ii) any other event as determined and agreed to by the Company and by the holders holding a majority of the issued and outstanding shares of Series A Preferred Stock. Each share of the Series A Preferred Stock shall be convertible (the “Series A Preferred Stock Conversion Formula”) into one hundred shares of common stock, par value $0.001 per share (the “Common Stock”). In the event that the Company has not maintained sufficient shares of Common Stock to allow for the conversion, at the time of a conversion election, the Company agrees to forthwith take necessary steps to amend its Certificate of Incorporation to provide for sufficient authorized Common Stock to allow for conversion. Any converting holder shall effect a conversion by providing the Company with a completed and executed form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers in a manner permitted by Section 8(a), below, such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Company unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. For purposes hereof, the term “Change of Control” means (i) any sale, lease, or transfer or series of sales, leases, or transfers of all or substantially all of the assets of the Company and its subsidiaries, if any; (ii) any sale, transfer, or issuance or series of sales, transfers, or issuances, of capital stock of the Company or the holders of Common Stock (or other voting stock of the Company) that results in the inability of the holders of the Common Stock (or other voting stock of the Company) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Company; or (iii) any merger, consolidation, recapitalization, or reorganization of the Company with or into another entity (whether or not the Company is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

b)      Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of the Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s Fair Market Value. The Company shall, as soon as practicable after the conversion time, deliver to the holders of the Series A Preferred Stock, or to their nominees, cash in lieu of any fraction of a share. For purposes hereof, “Fair Market Value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

i.        If the principal market for the Company’s Common Stock is a national securities exchange or is a market operated by The OTC Markets Group Inc. or any successor, then the average of the closing sale prices of the Common Stock for the thirty (30) trading days immediately prior to (but not including) the Determination Date;

ii.      If the principal market for the Company’s Common Stock is not a national securities exchange, then the average of the closing bid and ask prices reported for the thirty (30) trading days immediately prior to (but not including) the Determination Date;

iii.    Except as provided in clause (iv) below, if the Fair Market Value of the Company’s Common Stock cannot be determined as provided above, then as determined by the Company’s Board; or

iv.    If the Determination Date is the date of a Liquidation Event, then all amounts to be payable per share to holders of the Common Stock pursuant to the Certificate of Incorporation in the event of such Liquidation Event, plus all other amounts to be payable thereunder per share in respect of the Common Stock upon the Liquidation Event, assuming for the purposes of this clause (iv), that all of the shares of Common Stock then issuable upon conversion of all of the Series A Preferred Stock and all other classes or series of stock that are convertible into the Common Stock are not senior to the Series A Preferred Stock in respect of the rights that accrue by virtue of such Liquidation Event are outstanding at the Determination Date. In no event shall any payment be made to the holders of the Series A Preferred Stock unless and until all payment to be made or claims to be satisfied with respect to all other classes or series of stock (whether or not convertible into the Common Stock) that are senior to the Preferred Stock in respect of the rights that accrue by virtue of such Liquidation Event have been made or satisfied.

c)      No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all time in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences, and privileges of the holders of the Series A Preferred Stock against impairment.

d)     Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert shares of Series A Preferred Stock into share of the Common Stock in connection with a conversion pursuant to Section 5(a), the holder shall surrender the certificate for such shares of Series A Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft, or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate and, if applicable, any event on which such conversion is contingent. The notice shall state the holder’s name or the name(s) of the person(s) in which holder wishes the certificate or certificates for shares of the Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or his, her, or its attorney duly authorized in writing.

e)      Taxes Upon Conversion. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of the Common Stock on conversion of shares of Series A Preferred Stock pursuant to this Section 5(e). The Company shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of the Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

f)       New Stock Certificate. In the event less than all the shares represented by a certificate are converted, the Company shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

g)      Delivery of Common Stock Certificates. As soon as practicable after the conversion of shares of the Series A Preferred Stock, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to applicable holder of the Series A Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of the Common Stock to which such holder shall be entitled on such conversion. The certificates shall bear a restrictive legend in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Section 6. Adjustments.

a)      Adjustment Upon Common Stock Event. At any time or from time to time hereafter, upon the happening of a Common Stock Event (as hereinafter defined), the Series A Preferred Stock Conversion Formula shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of the Common Stock receivable upon conversion thereof equals the number of shares of the Common Stock on the date of such Common Stock Event. The Series A Preferred Stock Conversion Formula shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of the Common Stock as a dividend or other distribution on outstanding the Common Stock, (ii) a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock, or (iii) a combination of the outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

b)      Adjustments for Other Dividends and Distributions. If at any time or from time to time hereafter the Company pays a dividend or otherwise makes a distribution or distributions to the holders of the Common Stock payable in securities of the Company, other than an event constituting a Common Stock Event, then in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of the Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into the Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

c)      Adjustments for Reclassification, Exchange, and Substitution. If at any time or from time to time hereafter the Common Stock issuable upon conversion of the Series A Preferred Stock is changed into the same or different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution, or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then, and in each event, but subject to Section 5, each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, or other change by the holders of the number of shares of the Common Stock into which such shares of the Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

d)     Reorganizations, Reclassifications, Mergers, and Consolidations. If at any time or from time to time hereafter there is a Change of Control (other than a recapitalization, subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 6, then, as a part of such Change of Control, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such Change of Control, to which a holder of the Common Stock deliverable upon conversion would have been entitled on such Change of Control. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the Change of Control to the end that the provisions of this Section 6 (including adjustment of the Series A Preferred Stock Conversion Formula then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 6 shall similarly apply to successive Change of Controls.

e)      Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Stock Conversion Formula, the Company, at its expense, shall cause its Chief Financial Officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each holder of the Series A Preferred Stock at such holder’s registered address as shown on the Company’s books.

Section 7. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company (a “Liquidation Event”), and before any distribution or payment shall be made to the holders of any stock ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to $1.00 in the aggregate for all issued and outstanding shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares) (the “Preference Value”). After the payment of the full applicable Preference Value of the then issued and outstanding shares of the Series A Preferred Stock as set forth herein, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Company’s Common Stock. The Company shall mail written notice of any such Liquidation Event, not less than forty-five (45) days prior to the payment date stated therein, to each holder.

Section 8. Miscellaneous.

a)       Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (1) to the Company, at its principal executive office and (2) to any stockholder, at such holder’s address as it appears in the stock records of the Company (or such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

b)      Lost or Mutilated Preferred Stock Certificate. If a holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen, or destroyed, but only upon receipt of evidence of such loss, theft, or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

c)      Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Company and by the holders holding a majority of the issued and outstanding shares of Series A Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Company and each holder of Series A Preferred Stock.

[Remainder of the page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Designation and does affirm the foregoing as true this 19th day of August, 2020.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By: /s/ Nirajkumar Patel

Nirajkumar Patel, President and Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:________________________________________

Number of shares of Series A Preferred Stock owned prior to Conversion:__

Number of shares of Series A Preferred Stock to be Converted:___________

Stated Value of shares of Series A Preferred Stock to be Converted:_______

Number of shares of Common Stock to be Issued:_____________________

Number of shares of Series A Preferred Stock subsequent to Conversion:___

Address for Delivery:___________________

or

DWAC Instructions (if available):

Broker no:________

Account no:

[HOLDER]

By:

Name:

Title: